UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

CAMBIUM LEARNING GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cambium Learning Group, Inc.

17855 N. Dallas Parkway, Suite 400

Dallas, Texas 75287

(214) 932-9500

Dear Stockholder:

I would like to extend a personal invitation for you to join us at the Annual Meeting of Stockholders of Cambium Learning Group, Inc. (the “Company”) on Wednesday, May 16, 2012, at 8:30 a.m. (Central Time), at the Company’s offices located at 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287.

At this year’s meeting, you will be asked to vote on the election of three Class III directors, and the ratification of the appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Attached you will find a notice of meeting and proxy statement that contain additional information about these proposals and the meeting itself, such as the different methods you can use to vote your proxy, including the telephone and Internet.

We hope that you will find it convenient to attend the meeting in person. Whether or not you expect to attend in person, I encourage you to vote your shares to ensure your representation at the meeting and the presence of a quorum. If you do attend the meeting, you may withdraw your proxy if you wish to vote in person.

On behalf of the Board of Directors of the Company, I would like to express our appreciation for your continued support of Cambium Learning Group, Inc.

Sincerely,

/s/ Scott J. Troeller

Scott J. Troeller

Chairman of the Board

CAMBIUM LEARNING GROUP, INC.

17855 N. Dallas Parkway, Suite 400

Dallas, Texas 75287

(214) 932-9500

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2012

To the Stockholders of Cambium Learning Group, Inc.:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Cambium Learning Group, Inc. (the “Company,” “we,” “our” or “us”). The Annual Meeting will be held at our offices at 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287, on May 16, 2012, at 8:30 a.m., Central Time, for the following purposes, which are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting:

1. To elect three Class III directors to each serve for a three-year term that expires at the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2. To ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The Annual Meeting will begin promptly at 8:30 a.m., Central Time, and check-in will begin at 8:00 a.m., Central Time. Only holders of record of shares of our common stock at the close of business on March 19, 2012, the date fixed by our Board of Directors as the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the Annual Meeting.

To help conserve resources and reduce printing and distribution costs, instead of mailing paper copies of this Proxy Statement and our 2011 Annual Report, we will be mailing most of our stockholders a Notice of Internet Availability of Proxy Materials together with instructions on how to access over the Internet our proxy materials, including this Proxy Statement, our 2011 Annual Report and a form of proxy card or voting instruction card. The notice will also contain instructions on how a stockholder can receive a paper copy of our proxy materials.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available and open to the examination of any stockholder for any purpose relating to the Annual Meeting during normal business hours at our principal executive offices located at 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287.

By Order of the Board of Directors,

/s/ Todd W. Buchardt

Todd W. Buchardt

Secretary and General Counsel

Dallas, Texas

April 6, 2012

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS OF RECORD AS OF MARCH 19, 2012, ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY INTERNET, BY TELEPHONE, OR, IF YOU RECEIVED PER YOUR REQUEST A PAPER COPY OF OUR PROXY MATERIALS, COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY CARD IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING AND YOU MAY VOTE IN PERSON IF YOU ATTEND THE MEETING.

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING	1
Why am I receiving these proxy materials?	1
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	1
What is the purpose of the meeting?	2
Who is entitled to attend the meeting?	2
Who is entitled to vote at the meeting?	2
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	2
What items of business will be voted on at the meeting?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares without attending the meeting?	4
How can I vote my shares in person at the meeting?	4
Can I change my vote?	4
What vote is required to approve each item and how are abstentions treated?	4
What happens if additional matters are presented at the meeting?	5
Who is soliciting my vote and who will bear the costs of this solicitation?	5
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?	5
EXPLANATORY NOTE	6
SECURITIES OWNERSHIP	7
Security Ownership of Certain Beneficial Owners and Management	7
Section 16(a) Beneficial Ownership Reporting Compliance	10
CORPORATE GOVERNANCE AND BOARD MATTERS	10
Board Structure	10
Director Independence	10
Board Leadership Structure	10
Risk Oversight	10
“Controlled Company Status”	11
Committees of the Board	11
Board and Committee Meetings	12
Director Attendance at Stockholders’ Meetings	12

i

ii

CAMBIUM LEARNING GROUP, INC.

17855 N. Dallas Parkway, Suite 400

Dallas, Texas 75287

(214) 932-9500

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2012

This Proxy Statement is furnished by the Board of Directors of Cambium Learning Group, Inc., a Delaware corporation, in connection with the Company’s solicitation of proxies for use at our 2012 Annual Meeting of Stockholders to be held on Wednesday, May 16, 2012, beginning at 8:30 a.m., Central Time, at our offices located at 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287, and at any postponements or adjournments thereof. This Proxy Statement contains important information regarding the Annual Meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

As used in this Proxy Statement:    the terms “we,” “our,” “us” and the “Company” each refer to Cambium Learning Group, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this Proxy Statement, the proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2012; and the term “Annual Meeting” means our 2012 Annual Meeting of Stockholders.

We are sending the Notice of Internet Availability of Proxy Materials on or about April 6, 2012, to all stockholders of record at the close of business on March 19, 2012, the date fixed by the Board as the record date for the Annual Meeting (the “Record Date”).

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date (which was March 19, 2012). As a stockholder of record, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is the purpose of the meeting?	At our Annual Meeting, stockholders of record on the Record Date will vote upon the items of business outlined in the notice of meeting (on the cover page of this Proxy Statement), each of which is described more fully in this Proxy Statement. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?	You are entitled to attend the meeting only if you owned our common stock (or were a joint holder) as of the Record Date or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance to the Annual Meeting. The meeting will begin promptly at 8:30 a.m., Central Time. Check-in will begin at 8:00 a.m., Central Time.

Please also note that if you are not a stockholder of record but hold shares in “street name” (that is, through a broker, bank, trustee or other nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, bank, trustee or other nominee, or other similar evidence of ownership.

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting, and at any postponements or adjournments thereof.

As of the Record Date, 49,563,824 shares of our common stock were outstanding. Each outstanding share of our common stock entitles the holder to one vote on each matter to be considered at the meeting. Accordingly, there are a maximum of 49,563,824 votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. A quorum is required to conduct business at the meeting. The presence of the holders of our common stock representing at least 24,781,913 votes will be required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the meeting?	The items of business scheduled to be voted on at the Annual Meeting are as follows:

1.	the election of three nominees to serve as Class III directors on our Board; and

2.	the ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

These proposals are described more fully in this Proxy Statement. We are not aware of any other business to be presented at the Annual Meeting. As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any business at the Annual

Meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this Proxy Statement.

If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?	Most of our stockholders hold their shares beneficially in “street name” through a broker, bank, trustee or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. Accordingly, these proxy materials will be furnished directly to you by the Company, via the Internet, as described in the Notice, or by mail. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the meeting.

Beneficial Owners. If your shares are held by a brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice or proxy materials, as applicable, has been forwarded to you by your broker, bank, trustee or other nominee who is considered the stockholder of record with respect to those shares.

As a beneficial owner, you have the right to direct your broker, bank, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, bank, trustee or nominee. If your shares are registered in “street name” and you do not provide your broker or holder with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on certain non-routine matters when a broker is not permitted to vote on that matter without specific instructions from the beneficial owner and instructions are not given. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent auditors. Such shares will be voted “FOR” the ratification.

You are also invited to attend the 2012 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Note that it may take some time to obtain a legal proxy from your broker, bank, trustee or nominee, so, if you plan to request a legal proxy, you should do so well in advance of the meeting.

How can I vote my shares without attending the meeting?	No matter how you hold shares of our common stock, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy without attending the meeting.

By Internet — Stockholders who received a Notice may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

By Telephone — Stockholders of record may submit proxies by telephone by following the instructions on the Notice or the proxy card. You will need to have the three digit company number and the eleven digit control number that appears on your Notice or proxy card available when voting by telephone.

By Mail — Stockholders who requested and have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?	You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked, unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item and how are abstentions treated?	Assuming the existence of a quorum at the Annual Meeting, the vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors (Proposal 1). The election to the Board of three nominees will require the vote of the holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome.

Ratification of Whitley Penn LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2012 (Proposal 2). The vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of Whitley Penn LLP as our registered public accounting firm for the fiscal year 2012 by the Audit Committee of our Board of Directors. Broker non-votes will be counted as a “FOR” vote for this proposal. Abstentions will have the same effect as an “AGAINST” vote for this proposal.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the election of all of the Company’s nominees to the Board and “FOR” the ratification of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any postponements or adjournments of the meeting).

What happens if additional matters are presented at the meeting?	Other than the two proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Bradley C. Almond, our Chief Financial Officer, and Todd W. Buchardt, our General Counsel, will have the discretion to vote your shares on any additional matters that may be properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees for Class III Directors is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who is soliciting my vote and who will bear the costs of this solicitation?	Your vote is being solicited by the Company at the direction of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement. In addition to providing these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, banks, nominees and other institutional owners. The costs for such services, if retained, will not be material.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?	As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2013, the written proposal must be delivered to our Secretary at our principal executive offices at the address set forth on the cover of this Proxy Statement so that notice will be received by us no earlier than close of business on January 17, 2013, and no later than the close of business on February 15, 2013. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in our proxy statement and form of proxy related to the meeting. If notice of any stockholder proposal not eligible for inclusion in our proxy statement and form of proxy is given to us after February 15, 2013, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

Nomination of Director Candidates: Stockholders may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address of our principal executive offices set forth on the cover of this Proxy Statement. In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. In order to nominate a director, the stockholder must provide the information required by our bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary as described in “Stockholder Proposals” above.

Copy of Bylaw Provisions: For more information regarding stockholder proposal deadlines, please see Section 2.10 of our Bylaws. You may contact our Secretary at our principal executive offices as set forth on the cover of this Proxy Statement for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

EXPLANATORY NOTE

The Company was incorporated in Delaware in 2009 in connection with the transactions contemplated by that certain Agreement and Plan of Mergers, dated as of June 20, 2009 (the “Merger Agreement”), by and among the Company, Voyager Learning Company, a Delaware corporation (“Voyager”), Vowel Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Vowel Merger Sub”), VSS-Cambium Holdings II Corp., a Delaware corporation (“Cambium Holdings”), Consonant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Consonant Merger Sub”), and Vowel Representative, LLC, a Delaware limited liability company, as Stockholders’ Representative. On December 9, 2009, the transactions contemplated by the Merger Agreement were completed, pursuant to which Vowel Merger

Sub was merged with and into Voyager, and Consonant Merger Sub was merged with and into Cambium Holdings, with each of Voyager and Cambium Holdings surviving their respective mergers and continuing as wholly owned subsidiaries of the Company (together, the “Mergers”).

SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of the Record Date (which is March 19, 2012), by:

•	each stockholder known by us to own beneficially more than 5% of our outstanding common stock;

•

each of our executive officers named in the “Summary Compensation Table” on page 29 of this Proxy Statement (these executive officers are sometimes referred to herein as the “Named Executive Officers”);

•	each of our directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officers is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 19, 2012 (the Record Date) through the exercise of stock options, warrants or other convertible securities or any other right. Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group (except with respect to the percentage ownership of all directors and executive officers as a group).

The number and percentage of shares beneficially owned is computed on the basis of shares of our common stock outstanding as of the Record Date plus an aggregate of unvested restricted shares of common stock awarded to certain directors. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our principal stockholders or set forth in Schedules 13D and 13G filed with the SEC. The determination that there were no other persons, entities or groups known to the Company to beneficially own more than 5% of the Company’s outstanding common stock was based on a review of all statements and reports filed with the SEC with respect to the Company pursuant to Section 13(d) or 13(g) of the Exchange Act since the beginning of the prior fiscal year.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cambium Learning Group, Inc., 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Outstanding(1)
5% Stockholders:
VSS-Cambium Holdings III, LLC	32,226,229	(2)	65.0%
c/o Veronis Suhler Stevenson 55 East 52nd Street, 33rd Floor New York, New York 10055
Foxhill Capital Partners, LLC	2,921,172	(3)	5.9%
502 Carnegie Center, Suite 104 Princeton, New Jersey 08540
Directors and Executive Officers:
Scott J. Troeller	32,226,229	(4)	65.0%
c/o Veronis Suhler Stevenson 55 East 52nd Street, 33rd Floor New York, New York 10055
Walter G. Bumphus	19,159	(5)
Thomas Kalinske	38,030	(6)	*
Harold O. Levy	18,030	(7)	*
Jeffrey T. Stevenson	32,226,229	(4)	65.0%
c/o Veronis Suhler Stevenson 55 East 52nd Street, 33rd Floor New York, New York 10055
Richard J. Surratt	32,747	(8)	*
Neil Weiner	2,945,202	(9)	5.9%
c/o Foxhill Capital Partners, LLC 502 Carnegie Center, Suite 104 Princeton, New Jersey 08540
Ronald Klausner	585,135	(10)	1.2%
Vernon Johnson	57,837	(11)	*
David F. Cappellucci	328,567	(12)	*
Bradley C. Almond	129,671	(13)	*
John Campbell	152,704	(14)	*
Todd W. Buchardt	93,681	(15)	*
All directors and executive officers as a group (15 individuals)	36,834,487	(16)	74.3%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Ownership percentages are based on 49,517,529 shares of common stock of the Company outstanding as of March 19, 2012 (the Record Date for the Annual Meeting) plus an aggregate of 46,295 unvested restricted shares of common stock awarded to certain directors.

(2)	VSS-Cambium Holdings III, LLC, a Delaware limited liability company (“V-C Holdings III”), filed Amendment No. 2 to Schedule 13D with the SEC on August 16, 2011. According to the amended Schedule 13D, V-C Holdings III beneficially owned 32,181,068 shares of our common stock, with sole voting and dispositive power over such shares. These shares are comprised of: (i) 31,584,400 shares of common stock; and (ii) 596,668 shares of common stock underlying a common stock warrant (the “Warrant”) issued to V-C Holdings III pursuant to the terms of the Merger Agreement. Since the filing of the Schedule 13D, the number of shares of common stock underlying the Warrant has increased by an aggregate of 45,161 shares, and may be further increased under certain circumstances, in accordance with the terms and provisions of the Warrant. Thus, V-C Holdings III may be deemed to beneficially own an aggregate of 32,226,229 shares of our common stock as of the Record Date.

(3)	Foxhill Capital Partners, LLC, a Delaware limited liability company (“Foxhill”), and certain of its affiliates, Foxhill Opportunity Master Fund, L.P., Foxhill Opportunity Fund, L.P., Foxhill Opportunity Offshore Fund, Ltd., Foxhill Capital (GP), LLC, and Neil Weiner, filed a Schedule 13G with the SEC on December 22, 2009. According to the Schedule 13D, Foxhill and its affiliates beneficially owned 2,888,838 shares of our common stock, with shared voting and dispositive power over these 2,888,838 shares. In August 2010 and 2011, the Foxhill entities purchased an additional 22,333 and 10,000 shares of our common stock, respectively. Thus, the Foxhill entities may be deemed to beneficially own an aggregate of 2,921,172 shares (after rounding) of our common stock as of the Record Date.

(4)	By virtue of their positions within Veronis Suhler Stevenson (“VSS”) and by virtue of VSS’ equity interest in V-C Holdings III, Messrs. Stevenson and Troeller each may be deemed to share investment and voting control with respect to the 32,226,229 shares of common stock owned by V-C Holdings III. See Note (2) above.

(5)	This number includes 19,159 restricted shares of our common stock beneficially owned by Mr. Bumphus. Each of these restricted stock awards will vest over a one-year period, with 100% of such shares vesting on the first anniversary of the grant date.

(6)	This number consists of 9,259 restricted shares of our common stock beneficially owned by Mr. Kalinske. Each of these restricted stock awards will vest over a one-year period, with 100% of such shares vesting on the first anniversary of the grant date.

(7)	This number includes 9,259 restricted shares of our common stock beneficially owned by Mr. Levy. Each of these restricted stock awards will vest over a one-year period, with 100% of such shares vesting on the first anniversary of the grant date.

(8)	This number includes 9,259 restricted shares of our common stock beneficially owned by Mr. Surratt. Each of these restricted stock awards will vest over a one-year period, with 100% of such shares vesting on the first anniversary of the grant date.

(9)	This number includes (i) 9,259 restricted shares of our common stock beneficially owned by Mr. Weiner, and (ii) 2,921,172 shares of our common stock owned by the Foxhill entities (see Note (3) above). By virtue of his position within Foxhill, Mr. Weiner may be deemed to share investment control with respect to the 2,921,172 shares of our common stock beneficially owned by the Foxhill entities.

(10)	This number includes options to purchase 457,905 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012.

(11)	This number includes options to purchase 57,837 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012.

(12)	This number includes options to purchase 303,080 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012.

(13)	This number includes options to purchase 125,000 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012.

(14)	This number includes options to purchase 150,000 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012.

(15)	This number includes options to purchase 87,500 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012.

(16)	This number includes (i) options to purchase an aggregate of 1,387,379 shares of our common stock which are currently exercisable or which will become exercisable within 60 days of March 19, 2012; (ii) an aggregate of 32,226,229 shares of common stock that may be deemed to be beneficially owned by each of Messrs. Stevenson and Troeller, including 641,829 shares issuable upon exercise of the Warrant; and (iii) an aggregate of 2,921,172 shares of common stock that may be deemed to be beneficially owned by Mr. Weiner. Shares beneficially owned by both Messrs. Stevenson and Troeller are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities to file reports of ownership and reports of changes in ownership with the SEC. Such reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. One Form 3 for Ms. Getridge and one Form 4 for Mr.  Cappellucci were filed late due to administrative errors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Structure

Our amended and restated certificate of incorporation provides that the Board shall consist of nine directors. Currently, the Company’s nine directors are Walter G. Bumphus, Thomas Kalinske, Vernon Johnson, Ronald Klausner, Harold O. Levy, Jeffrey T. Stevenson, Richard J. Surratt, Scott J. Troeller and Neil Weiner. Our directors are divided into three classes — Class I, Class II and Class III — with three directors in each class. The directors in each class serve for staggered three-year terms. Messrs. Johnson, Levy and Kalinske are Class I directors whose terms will expire at our 2013 Annual Meeting of Stockholders. Messrs. Bumphus, Weiner and Troeller are Class II directors whose terms will expire at our 2014 Annual Meeting of Stockholders. Messrs. Klausner, Stevenson and Surratt are Class III directors whose terms will expire at our 2012 Annual Meeting of Stockholders.

Mr. Johnson was appointed as a Class I director by the Board to fill the vacancy created by the resignation of David F. Cappellucci on December 1, 2011. In accordance with our bylaws, Mr. Johnson will continue to serve in this capacity until the term expires.

Director Independence

Our Board has determined that each of Walter Bumphus, Thomas Kalinske, Harold O. Levy, and Neil Weiner satisfy the current “independent director” standards established by rules of The NASDAQ Stock Market LLC (“NASDAQ”) and, as to the members of the Audit Committee of our Board, the additional independence requirements under applicable rules and regulations of the SEC. Since the Company is a “controlled company” (as defined in NASDAQ Rule 5615(c)(2)), it is not required to have a majority of the Board comprised of independent directors. See “Controlled Company Status” below for additional information.

Board Leadership Structure

Scott J. Troeller serves as the Chairman of our Board and Ronald Klausner serves as our Chief Executive Officer. We believe the separation of offices is beneficial because a separate Chairman (i) is able to provide the Chief Executive Officer with guidance and feedback on his performance, (ii) provides a more effective channel for the Board to express its views on management, and (iii) allows the Chairman to focus on stockholder interests and corporate governance while the Chief Executive Officer leads the Company’s strategy development and implementation. As Mr. Troeller has significant experience with companies engaged in the media, communications and information industries, he is particularly well suited to serve as Chairman.

Risk Oversight

The Board has the ultimate oversight responsibility for the risk management process and regularly reviews issues that present particular risk to us, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, supply chain, legal and environmental matters and insurance. The Board further relies on the Audit Committee for oversight of certain areas of risk management. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the Company’s independent registered public accounting firm our policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance, and advises the internal audit function as to overall risk assessment of the Company. The Board believes that this approach, supported by the separation of our senior leadership, provides appropriate checks and balances against undue risk-taking.

“Controlled Company” Status

The Company is a “controlled company” as defined in NASDAQ Rule 5615(c)(2) because V-C Holdings III holds more than 50% of the Company’s voting power. As a “controlled company,” the Company is not required to have a majority of its Board comprised of independent directors, a compensation committee comprised solely of independent directors or a nominating committee comprised solely of independent directors.

Committees of the Board

Overview.    Our Board has two standing committees: the Audit Committee and the Compensation Committee, which was created on February 9, 2012. The Board may, from time to time, establish other committees to facilitate the management of the Company or for any other functions it may deem necessary or appropriate. The Board may also create various ad hoc committees for special purposes. Committee membership will be decided by the Board members. The membership during the last fiscal year and the function of the Audit Committee is described below.

Audit Committee.    The current members of the Audit Committee are Neil Weiner (Chairman), Thomas Kalinske and Harold Levy. The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Neil Weiner, by virtue of his financial and investment experience gained as founder and manager of the Foxhill funds, has been designated as the Audit Committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s independent registered public accounting firm, and the Company’s compliance with applicable legal requirements and its business conduct policies. The Audit Committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require the Company to pay for such expenditures. The Audit Committee has a written charter, which was adopted by our Board in December 2009, a copy of which can be found on our website at www.cambiumlearning.com. The information on our website is not a part of this Proxy Statement. During 2011, the Audit Committee held eight meetings. The report of the Audit Committee appears on page 16 of this Proxy Statement.

Compensation Committee.    The Company is not required to have a Compensation Committee due to its status as a controlled company. During 2011 the Company did not have a Compensation Committee. On February 9, 2012, the Board decided to create a Compensation Committee. The Compensation Committee operates under a charter, which can be found on our website at www.cambiumlearning.com. The primary purpose of our Compensation Committee is to:

•	Review and approve the compensation and benefits of our executive officers and key employees;

•	monitor and review our compensation and benefit plans;

•	administer our stock and other incentive compensation plans and programs and prepare recommendations and periodic reports to the Board of Directors concerning such matters;

•	prepare the Compensation Committee report required by SEC rules to be included in our annual report;

•	prepare recommendations and periodic reports to the Board as appropriate; and

•	handle such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

Messrs. Levy, Troeller and Weiner serve on the Compensation Committee, and Mr. Levy serves as the chairman. Our Board of Directors has affirmatively determined that Messrs. Levy and Weiner meet the definition of “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the definition of a “non-employee director” for the purposes of Section 16 of the Exchange Act and are independent Directors under NASDAQ rules.

Although Mr. Troeller is not an independent director under NASDAQ rules or the independence criteria of the SEC, NASDAQ rules permit one director who is not independent and is not a current officer or employee to be appointed to the compensation committee if the Board determines that such individual’s membership on the committee is required by the best interest of the Company and the shareholders, and such individual does not serve longer than two years. The Board believes Mr. Troeller’s membership is in the best interests of the Company and the shareholders because his vast experience and service on the boards of directors of numerous companies provides the compensation committee with access to information regarding business practices and strategies across several industries.

None of our executive officers serve on the compensation committee or board of directors of any other company of which any of the members of our Compensation Committee or any of our Directors is an executive officer.

Board and Committee Meetings

The Board held ten meetings during 2011 and took action by written consent on two occasions. Each director, except for Jeffrey Stevenson, attended at least 75 percent of the aggregate number of all meetings of the Board and of the committees of the Board on which he served that were held during 2011.

Director Attendance at Stockholders’ Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders’ meetings. The directors of the Company are encouraged to attend the Company’s annual stockholders’ meetings, and we expect that, absent compelling circumstances, our directors will attend our annual stockholders’ meetings in person or by telephone. All of our directors attended the Company’s 2011 Annual Meeting of Stockholders, which was held on May 17, 2011.

Director Nomination Process

Nominations.    Our Board does not currently have a nominating committee or other committee performing a similar function, nor do we have any formal written policies outlining the factors and process relating to the selection of nominees for consideration for Board membership by the full Board and the stockholders. As previously discussed, we are considered a “controlled company” under NASDAQ Rule 5615(c)(2) and therefore are not required to have a nominating committee or to have a majority of our independent members recommend qualified nominees for consideration by the Board. The Board as a whole performs the functions that would typically be performed by a nominating committee.

Our Board believes that it is appropriate for us to not have a nominating committee because, in light of V-C Holdings III’s control of more than 50% of our voting power, it does not believe that a nominating committee would serve a meaningful purpose. Since there is no nominating committee, the Board does not have a nominating committee charter. Additionally, under the terms of our amended and restated certificate of incorporation and a stockholders agreement entered into in connection with the Mergers to which we are a party, for so long as V-C Holdings III and its affiliates own at least 50% of our outstanding common stock, they have the right to nominate five directors to the Board and, until the expiration date (as defined in such stockholders agreement), Vowel Representative, LLC, has the right to nominate four directors to the Board. Pursuant to the terms of the stockholders agreement, VSS-Cambium Holdings III, LLC has agreed to vote or act by written consent to elect the directors designated by Vowel Representative, LLC, which is the representative of the former Voyager stockholders under the Merger Agreement, until the applicable expiration date, but in no event later than December 8, 2012.

Director Qualifications.    While our Board has not established specific minimum qualifications for director candidates, the candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our code of business conduct and ethics. While our Board has not formalized specific minimum qualifications that it believes must be met by a candidate in order for such candidate to be recommended by the Board, the Board believes that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (iv) meet other requirements as may be required by applicable rules, such as independence, financial literacy or financial expertise with respect to Audit Committee members.

Nomination of Director Candidates:    Stockholders may propose director candidates for consideration by our Board as well as nominate a director for election at our annual meeting. For more information please review the information provided in the question “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on Page 5 of this Proxy Statement.

Identifying and Evaluating Director Nominees.    Typically, new candidates for nomination to the Board are suggested by our directors or our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other persons. The Board carefully reviews the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Board’s discretion, include a review solely of information provided to the Board or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Board deems proper. The Board will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Board considers many factors, including, without limitation, issues of character, judgment, independence, expertise, diversity of experience, length of service, and other commitments. The Board evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Board using the same criteria as other candidates.

Director Compensation

Our current Board compensation program is as follows:

Non-Employee Directors.    A “Non-Employee Director” is any director who is neither an employee of the Company or any subsidiary of the Company, nor an Affiliated Director (as defined below). Each Non-Employee Director is entitled to (i) an annual retainer of $35,000, payable in cash (pro-rated for partial year service); and (ii) an annual award of restricted common stock of the Company valued at approximately $30,000, using the then-current stock price. The restrictions on the common stock award will lapse on the one year-anniversary of the grant date or upon a change in control of the Company. The common stock awards will be made under, and will be subject to, the Company’s 2009 Equity Incentive Plan (the “Equity Incentive Plan”). For fiscal year 2010, Non-Employee Directors were given the option to receive an amount of cash equal to $30,000 in lieu of the restricted stock award. For fiscal year 2011, each Non-Employee Director was awarded 8,771 shares of the restricted common stock. In 2011, our Non-Employee Directors were Thomas Kalinske, Harold O. Levy, Walter J. Bumphus, Richard J. Surratt and Neil Weiner.

Affiliated Directors.    “Affiliated Directors” are directors who are employed by VSS. Each Affiliated Director is entitled to an annual retainer of $65,000, payable in cash (pro-rated for partial year service), in lieu of any annual equity compensation. The compensation payable to Affiliated Directors is required to be paid directly to VSS and not to the Affiliated Directors. In 2011, our Affiliated Directors were Scott T. Troeller and Jeffrey T. Stevenson.

Employee Directors.    An “Employee Director” is any director who is a current officer or employee of the Company or any subsidiary of the Company. Employee Directors do not receive any additional compensation for their service as members of either the Board or any committees of the Board. In 2011, our Employee Directors were Ronald Klausner and Vernon Johnson.

All directors are entitled to reimbursement for travel and lodging and other reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board and/or Board committee meetings.

In addition to any other applicable compensation payable under the director compensation program outlined above, so long as the Chairman of the Board is an Affiliated Director, he or she will be entitled to an annual retainer of $70,000, payable in cash (pro-rated for partial year service). Also, members of the Audit Committee and Compensation Committee of the Board are entitled to receive an additional annual cash retainer of $7,000, and the Chairman of the Audit Committee and of the Compensation Committee is entitled to receive an additional annual cash retainer of $10,000. Due to the recent creation of the Compensation Committee, no fees were paid in 2011 and the Board is currently reviewing data to determine an appropriate compensation level for the members of the Compensation Committee.

The table below sets forth the total compensation received by our Non-Employee Directors and Affiliated Directors in 2011. The amounts in the “Stock Awards” column below represent the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for restricted stock awards granted to the directors in 2011.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)	Total ($)
Thomas Kalinske	42,000	30,000	—	72,000
Harold O. Levy	42,000	30,000	—	72,000
Scott J. Troeller	135,000	—	—	135,000
Walter G. Bumphus	35,000	30,000	—	65,000
Jeffrey T. Stevenson	65,000	—	—	65,000
Richard J. Surratt	35,000	30,000	—	65,000
Neil Weiner	45,000	30,000	—	75,000

(1)	Restricted stock awards include the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), Compensation — Stock Compensation. For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 17 — Stock Based Compensation and Expense” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	Each of these restricted stock awards will vest over a one-year period, with 100% of such shares vesting on the first anniversary of the grant date.

Code of Ethics and Code of Conduct

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics (the “Code of Conduct”) and our Code of Ethics for Senior Financial Officers (the “Code of Ethics”) reflect our values and the business practices and principles of behavior that support this commitment. The Code of Ethics is intended to satisfy SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, and the Code of Conduct is intended to satisfy the NASDAQ listing standards requirement for a “code of conduct.” Both the Code of Ethics and the Code of Conduct are available on our website at www.cambiumlearning.com. We will post any amendment to the Code of Ethics or the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on our website. The information on our website is not a part of this Proxy Statement. Each of the Code of Ethics and the Code of Conduct also is available in print, free of charge, to any stockholder who requests a copy by writing to the Company at the following address: Cambium Learning Group, Inc., 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

During 2011, the Company did not have a compensation committee or other Board committee performing equivalent functions. The entire Board was responsible for making executive officer compensation decisions. No officer or employee, or any former officer participated in deliberations of the Board concerning such executive officer compensation. No interlocking relationship existed between any executive officer or director of the Company and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

Review of Related Person Transactions

Our Board’s policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated by Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), are subject to review and approval by our Audit Committee.

Transactions with Related Persons

Messrs. Stevenson and Troeller, directors of the Company, are both partners of VSS. Funds managed by VSS own a majority of the equity interests in the Company.

A consulting fee agreement was entered into between the Company and VSS, entitling VSS to the following fees:

•	a fee equal to 1% of the gross proceeds of any debt or equity financing by the Company; and

•	a fee equal to 1% of the enterprise value of any entities acquired or disposed of by the Company.

In connection with a debt refinancing completed in February 2011, the Company paid $1.75 million to VSS, under this consulting fee arrangement.

In connection with the acquisition of the Class.com business in October 2011, the Company paid $45,000 to VSS, under this consulting fee arrangement.

These obligations will remain in effect until the earlier of the date on which VSS-Cambium Holdings III, LLC or funds managed by VSS cease to beneficially own at least 10% of the outstanding common stock of the Company or, unless the Company’s Audit Committee renews the consulting fee agreement, January 1, 2015.

Stockholder Communications with the Board

Stockholders wishing to communicate with the Board or with an individual Board member, including any non-management member of the Board, may do so by writing to the attention of the Board or to the particular Board member and mailing the correspondence to: Attention: Board of Directors (or name of Board member(s)), c/o Secretary, Cambium Learning Group, Inc., 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

The Audit Committee of the Board of Directors is currently comprised solely of independent directors meeting the requirements of applicable rules of the SEC and of the NASDAQ Global Market. All members of the Audit Committee were appointed by the Board of Directors. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. As more fully described in the charter, the purpose of the Audit Committee is to provide general oversight of the Company’s financial reporting, integrity of financial statements, internal controls and internal audit functions.

The Audit Committee monitors the Company’s external audit process, including the scope, fees, auditor independence matters and the extent to which the Company’s independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee has responsibility for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls over financial reporting. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. The Audit Committee members are not all professional accountants or auditors, and their function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, Whitley Penn LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion in its report on those financial statements. For the fiscal year ended December 31, 2011, Whitley Penn LLP also has issued an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee provides oversight, advice, counsel and direction to management and the independent registered public accounting firm on matters for which it is responsible based on the information it receives from management and the independent registered public accounting firm and the experience of its members in business, financial and accounting matters.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011, and met with both management and Whitley Penn LLP to discuss those financial statements and Whitley Penn LLP’s related opinion. Management and the independent registered public accounting firm have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Whitley Penn LLP the matters required to be discussed by American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Whitley Penn LLP required by applicable requirements of the PCAOB regarding Whitley Penn LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Whitley Penn LLP its independence.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed with the SEC.

Members of the Audit Committee:

Neil Weiner, Chairman

Thomas Kalinske

Harold Levy

PROPOSAL ONE

ELECTION OF DIRECTORS

Director Nominees

The Board has nominated Ronald Klausner, Jeffrey T. Stevenson, and Richard J. Surratt for re-election as Class III directors. If re-elected to the Board, Messrs. Klausner, Troeller and Weiner would each hold office as a Class III director until our Annual Meeting of Stockholders to be held in 2015 and until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal. Each of Messrs. Klausner, Troeller and Weiner consented to be named as a nominee and, if elected, to serve as a director.

If any of the nominees named above is unable or unwilling to serve as a director, your proxy will be voted for such other person or persons as the Board may recommend. We do not anticipate that such an event will occur.

Information about the Nominees

Ronald Klausner.    Ronald Klausner has served as a director of the Company since the completion of the Mergers in December 2009. Mr. Klausner serves as Chief Executive Officer of the Company, a position he has held since completion of the Mergers in December 2009. Mr. Klausner previously served as President of Voyager Expanded Learning from October 2005 to December 2009. Prior to that, Mr. Klausner served as President of ProQuest Information and Learning (a subsidiary of Voyager until it was sold in 2007) from April 2003 to October 2005. Mr. Klausner came to Voyager from D&B (formerly known as Dun & Bradstreet), a global business information and technology solutions provider, where he worked for 27 years. He served as D&B’s Senior Vice President, U.S. Sales, leading a segment with more than $900 million in revenue, and prior to that he led global data and operations, and customer service, providing business-to-business, credit, marketing and purchasing information in over 200 countries.

Mr. Klausner possesses substantial executive, business and operational experience relating to the Company and its affiliates and predecessor companies, having served in various senior management positions with Voyager and its affiliates since 2003. As the Company’s CEO and a member of the Board, Mr. Klausner has demonstrated leadership skills, business expertise and a commitment to the Company’s mission. Mr. Klausner brings to the Board the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of senior management’s perspective on our business.

Jeffrey T. Stevenson.    Jeffrey T. Stevenson has served as a director of the Company since the completion of the Mergers in December 2009. Mr. Stevenson is the Managing Partner and Co-Chief Executive Officer of VSS, a private equity fund with $2.5 billion of capital under management. Mr. Stevenson joined VSS in 1982, shortly after its formation, and has been the head of its private equity business since its first investment in 1989. VSS manages private equity and mezzanine funds dedicated to companies engaged in the media, communications and information industries. Mr. Stevenson currently serves as a director of substantially all of the private portfolio companies in which VSS has invested and serves on the investment committee for each of VSS’ investment funds.

As Managing Partner of a private equity fund with over $2.5 billion of capital under management, Mr. Stevenson has acquired extensive business, operating and investing expertise and has a diversified background of managing several companies, primarily in the media, communications and information industries. Mr. Stevenson has many years of experience as a private equity investor and serves on the boards of directors of substantially all of VSS’ portfolio companies. Mr. Stevenson has extensive experience in private investments and finance, and possesses considerable knowledge with respect to strategic business matters across several industries. As a result of these experiences and the insights he has gained in investments, financial management and other areas, Mr. Stevenson makes a significant contribution to the Board’s consideration of issues, including those relating to financial matters, operations and oversight of management.

Richard J. Surratt.    Richard J. Surratt has served as a director of the Company since completion of the Mergers in December 2009. Since June 2010 Mr. Surratt has served as the Chief Financial Officer of Arbitron, Inc., a publicly traded company on the NYSE. Mr. Surratt served as Senior Vice President and Chief Financial Officer of Voyager from November 2005 to January 2007, and served as Voyager’s Chief Executive Officer from January 2007 to December 2009. From 1999 to 2005, Mr. Surratt was Executive Vice President and

Chief Financial Officer of Independence Air, where he was responsible for accounting, treasury, legal, financial planning and information systems activities. Prior to that, Mr. Surratt held various financial and management positions with Mobil Corporation between 1991 and 1999.

Mr. Surratt has extensive experience in both financial and management matters, having held both chief financial officer and chief executive officer roles during his career. Among such positions, Mr. Surratt has served in various senior management positions with Voyager since 2005. Thus, in addition to the key senior management, leadership and financial, strategic planning, corporate governance and public company reporting experience that he brings to the Board, Mr. Surratt also brings a long history and familiarity with Voyager and its subsidiaries prior to the Mergers.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE THREE NOMINEES FOR CLASS III DIRECTOR LISTED ABOVE.

Information about the Directors and Executive Officers of the Company

The table below sets forth the names and ages of the current directors, including the nominees, and the executive officers of the Company, as well as the position(s) and office(s) with the Company held by those individuals. A summary of the background and experience of each of those individuals is set forth after the table. No family relationship exists between any of the nominated directors or the executive officers of the Company.

Name	Age	Position(s)
DIRECTOR NOMINEES — CLASS III DIRECTORS (WHOSE TERMS EXPIRE IN 2012):
Ronald Klausner	59	Chief Executive Officer and Director
Jeffrey T. Stevenson	51	Director
Richard J. Surratt	51	Director
CONTINUING DIRECTORS — CLASS I DIRECTORS (WHOSE TERMS EXPIRE IN 2013):
Vernon Johnson	63	President – Voyager Business Segment and Director
Harold O. Levy	59	Director
Thomas Kalinske	67	Director
CONTINUING DIRECTORS — CLASS II DIRECTORS (WHOSE TERMS EXPIRE IN 2014):
Walther G. Bumphus	64	Director
Scott J. Troeller	43	Chairman of the Board
Neil Weiner	51	Director
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Bradley C. Almond	45	Chief Financial Officer
Barbara A. Benson	41	Controller and Principal Accounting Officer
Todd W. Buchardt	52	Senior Vice President, General Counsel and Secretary
John Campbell	51	Senior Vice President and President, Cambium Learning Technologies
Carolyn W. Getridge	67	Senior Vice President Human Resources and Urban Development
George A. Logue	61	Executive Vice President and President, Sopris

Continuing Directors — Class I

Vernon Johnson.    Dr. Vernon Johnson has served as a director of the Company since December 1, 2011. He has served as President of the Company’s Voyager business unit since December 2011. Prior to returning to Voyager, from January 2005 to November 2011, Dr. Johnson was a partner of Best Associates, a Dallas-based Merchant Banking firm. In this role, he served as Chairman of EPIC Learning, a national for-profit online education company focused on grades 9-12. He was also Executive Vice President of Development and Strategy for the American College of Education, a proprietary fully online college held by Higher Ed Holdings, which is now the 6th largest graduate school of education in the country. Dr. Johnson was one of the founders of Voyager Expanded Learning and served as Executive Vice President, President and CEO of the company over a ten-year period. He was a public educator for 25 years, and served as superintendent of schools in Rochester, MN and Richardson, TX. He was nominated as one of America’s Top 100 School Executives by the American Association of School Executives, was selected twice for the Annual Congress for Exemplary Superintendents and was chosen as Indiana University’s first recipient of the Berkley Emerging Leadership Award.

Dr. Johnson brings to the Board his extensive experience in the areas of K-12 and higher education experience, and the development of on-line courseware technology align closely with the Company’s continuing focus on technology-based learning. His background as a school superintendent and his long career of leadership as an officer of various educational based companies provides the Board with strategic and business insight.

Harold O. Levy. Harold O. Levy has served as a Class I director of the Company since January 2010. He is a member of the Audit Committee and the Compensation Committee of the Board. Mr. Levy has been a Managing Director at Palm Ventures, LLC since 2009, where he concentrates on investments in education, regulated industries and allied fields. Prior to that, he was the Managing Director and Special Counsel at Plainfield Asset Management. He previously served as Executive Vice President and General Counsel at Kaplan, Inc., where he was a member of the Executive Team of Kaplan University and founded Kaplan University’s online School of Education. Mr. Levy was the New York City Schools Chancellor from 2000 to 2002; he created accountability metrics, started the Teaching Fellows Program for career changers and significantly improved reading and math scores.

From 1986 to 2000, Mr., Levy served in numerous legal, regulatory and management positions in the financial services industry. He was Director of Global Compliance of Citigroup, Inc., Associate General Counsel of Travelers Group, Inc., Litigation Counsel and Counsel to the Investment Bank of Salomon Brothers Inc., and Assistant General Counsel of Philipp Brothers, Inc. (Phibro) He has also served on the board of the Coffee, Sugar & Cocoa Exchange, Inc. and on the National Adjudicatory Council of Financial Industry Regulatory Authority.

Mr. Levy sits on the Presidential Advisory Council of the Teachers College (Columbia University), the National Dropout Prevention Center Board, , the College Board’s Innovations Advisory Group, the Western Association of Schools and Colleges Financial Task Force, and the boards of Pace University and Cogswell College. He has served on numerous governmental boards and committees, including the New York State Board of Regents and the US Department of Education’s Committee on Measures of Student Success.

Mr. Levy’s extensive experience in both the K-12 and online education marketplace provides us with guidance on addressing the needs of large schools districts and the conversion of print based materials to an online delivery platform. His work in the equity space provides us with guidance on merger and acquisition opportunities in the education market segments. His background in legal and compliance regulatory matters contributes to the Board’s expertise in these areas.

Thomas Kalinske.    Thomas Kalinske has served as a director of the Company since February 2010. He is a member of the Audit Committee of the Board. Mr. Kalinske has been the Executive Chairman of Moonshoot, an online business teaching English to non-English speaking children in Asia, since August 2009. Mr. Kalinske also serves as Vice Chairman of the board of LeapFrog Enterprises, Inc. Mr. Kalinske’s history with LeapFrog dates back to September 1997, where he served as their CEO until June 2006, and was then the Chairman of the board of directors until February 2004. Prior to that, he served as the CEO of Knowledge Universe, Sega of America, Matchbox, Inc. and Mattel, Inc. Mr. Kalinske served on the board of directors of Blackboard, Inc. until December 2011, a University and K-12 enterprise software applications company; the board of directors of

Kidzui, a safe children’s Internet search and education site; the board of directors of Genyous Omnitura, a cancer drug development company; is a member of the National Board of Advisors of the University Of Arizona School Of Business; and is an Emeritus member of the University Of Wisconsin School Of Business Advisors.

Mr. Kalinske has been a leader in a number of technology, toy and education ventures, and brings extensive experience in these areas to the Board. As noted, he has served as CEO of Mattel, a leading toy manufacturer and prominent public company, and has held both the CEO and Chairman roles at Leapfrog, a publicly traded company focused on designing, developing and marketing an array of technology-based learning platforms for infants and children. Among other things, Mr. Kalinske brings to the Board his extensive experience in the areas of technology, gaming and educational ventures; areas that align closely with the Company’s continuing focus on technology-based learning. His background in relevant industries and his long career of leadership as a director and as an officer of various companies, including a current directorship with a public company other than the Company, allows Mr. Kalinske to provide the Board with pertinent strategic and business insight.

Continuing Directors — Class II

Walter G. Bumphus.    Dr. Walter G. Bumphus has served as a director of the Company since May 2011. Dr. Bumphus has been the President and Chief Executive Officer of the American Association of Community Colleges (“AACC”) since January 2011. AACC is headquartered in the National Center for Higher Education in Washington, D.C. and is the primary advocacy organization for community colleges at the national level and works closely with the directors of state offices to inform and affect state policy. Prior to assuming the presidency of AACC, Dr. Bumphus served as a professor in the Community College Leadership Program and as chair of the Department of Educational Administration at the University of Texas at Austin. In an educational career that spans over 30 years, Dr. Bumphus has worked as an administrator at a regional university, at a state system of community and technical colleges, and at four different community colleges.

Dr. Bumphus’ professional career has been focused on the education community for over 30 years. His experience in community and technical colleges provides the Company with a better understanding of the needs of students focused on post-secondary educational opportunities. Dr. Bumphus also assists us in better understanding understand certain legislative and regulatory challenges in providing products and services to schools.

Scott J. Troeller.    Scott J. Troeller has served as a director of the Company and the Chairman of the Board since its formation in December 2009. He is also a member of the Compensation Committee. Mr. Troeller served as a member of the Audit Committee of the Board until February 2010. Mr. Troeller is a Partner of VSS, a position he has held since 2005, and a managing member of the general partner of three VSS funds: VS&A Communications Partners III, L.P. (“VS&A III”); VSS Communications Partners IV, L.P. (“VSS IV”); and VSS Mezzanine Partners (“VSS MP”). From 1996 to 1998, Mr. Troeller was a Director of VSS and was a Managing Director of VSS from 1998 until 2000. He became a General Partner of VS&A III in 2001. Mr. Troeller is actively involved in substantially all aspects of VSS’ activities, including new business development, financial and transaction structuring, portfolio management and monitoring, fund raising and operations of the firm. Mr. Troeller also is a member of the investment committees of VS&A III, VSS IV and VSS MP. Mr. Troeller has approximately 18 years of private and public equity and debt investment, financing and transactional experience across a broad range of sectors, focusing primarily on media, communications and information industries. Mr. Troeller has played an active role in many of VSS’ investments, completing over 50 platform and add-on investments. He has served or is currently serving on the boards of several current and former portfolio companies.

Mr. Troeller’s service in an array of positions within VSS, and his associated service on the boards of directors of multiple VSS portfolio companies, provides the Board with access to information regarding business practices and strategies across several industries. Mr. Troeller’s vast expertise regarding mergers and acquisitions and financing allows him to provide invaluable guidance to the Board and executive management regarding these matters. This continues to be very important to the Company, because we have implemented through the Mergers, and may continue to implement, a growth strategy that involves the acquisition of complementary businesses. In addition, Mr. Troeller’s close involvement with CLI since its acquisition by VSS in 2007 has provided him with extensive knowledge of the Company and its business, management and operations.

Neil Weiner.    Neil Weiner has served as a director of the Company since completion of the Mergers in December 2009. He is the Chairman of the Audit Committee and a member of the Compensation Committee of the Board. Mr. Weiner is the founder of Foxhill Opportunity Master Fund, L.P., Foxhill Opportunity Fund, L.P., and Foxhill Opportunity Offshore Fund, Ltd., and has served as the Senior Managing Member of Foxhill Capital Partners, LLC, the investment manager of the Foxhill funds, since January 2006. Mr. Weiner has over 25 years of investment experience, including the management of hedge fund portfolios for the past 17 years. From June 2000 through March 2005, Mr. Weiner was a Managing Member and co-portfolio manager of Triage Advisors LLC and Triage Management LLC, the investment advisors to Triage Capital Management LP and Triage Offshore Fund Ltd. Prior to joining Triage Capital Management, LLC, Mr. Weiner was a Managing Director and portfolio manager from April 1992 to May 2000 with LibertyView Capital Management, a multi-strategy arbitrage hedge fund group. Prior to his hedge fund experience, Mr. Weiner worked as a sell-side analyst at Salomon Brothers Inc.

Through his over 25 years of investment experience, Mr. Weiner has acquired extensive knowledge of, and experience in, the areas of finance and capital markets. Mr. Weiner has substantial hedge fund and investment experience, most recently as founder and manager of the Foxhill funds. Mr. Weiner’s prior experiences demonstrate his leadership capability and business acumen. In addition, based on Mr. Weiner’s extensive business and investment experience, the Board has determined that he qualifies as an “audit committee financial expert.”

Director Nominees — Class III

Information regarding the background and experience of Ronald Klausner, Jeffrey T. Stevenson and Richard J. Surratt, the Class III directors, is set forth above under the caption “Information About the Nominees.”

Executive Officers

Bradley C. Almond.    Bradley C. Almond is Senior Vice President and Chief Financial Officer of the Company, a position he has held since completion of the Mergers in December 2009. Mr. Almond joined Voyager in November 2006 as Chief Financial Officer of the Voyager Expanded Learning operating unit, and from January 2009 until December 2009 served as Voyager’s Vice President and Chief Financial Officer. From 2003 to 2009, Mr. Almond was Chief Financial Officer, Treasurer and Vice President of Administration at Zix Corporation, a publicly traded email encryption and e-prescribing service provider located in Dallas, Texas. From 1998 to 2003, Mr. Almond worked at Entrust Inc., where he held a variety of management positions, including president of Entrust Japan, general manager of Entrust Asia and Latin America, vice president of finance and vice president of sales and customer operations. Mr. Almond is a licensed Certified Public Accountant.

Barbara A. Benson.    Barbara A. Benson has served as the Company’s Controller and Principal Accounting Officer since March 2010. From December 2009 to March 2010, Ms. Benson served as Controller of the Company. Ms. Benson joined Voyager in March 2007, as Controller of the Voyager Expanded Learning operating unit, and served as Controller and Principal Accounting Officer from February 2009 to December 2009. From 2004 until joining Voyager in March 2007, Ms. Benson held positions at Pegasus Solutions, Inc., a hotel technology provider of reservation, distribution, financial, and representation services, including Controller and Director of Financial Accounting and Reporting. Ms. Benson is a licensed Certified Public Accountant.

Todd W. Buchardt.    Todd W. Buchardt serves as Senior Vice President, General Counsel and Secretary of the Company, a position he has held since completion of the Mergers in December 2009. Mr. Burchardt joined Voyager in 1998 where he served as General Counsel and Secretary until March 2000, as Vice President until November 2002, and as Senior Vice President until December 2009. Before joining Voyager, Mr. Buchardt held various legal positions with First Data Corporation from 1986 to 1998. These positions include Counsel for Western Union Financial Services, General Counsel for First Image Management Company from June 1996 to April 1998.

John Campbell.    John Campbell serves as a Senior Vice President of the Company and the President of the Cambium Learning Technologies business unit, a position he has held since completion of the Mergers in December 2009. Mr. Campbell served as Chief Operating Officer of Voyager Expanded Learning from January

2004 to December 2009. Before joining Voyager, Mr. Campbell served as Chief Operating Officer and business unit head of a research based reading company (Breakthrough to Literacy) within McGraw-Hill. Prior to joining Breakthrough/McGraw-Hill, he served as Director of Technology for a division of Tribune Education. Additionally, Mr. Campbell has experience as General Manager of a software start-up (Insight) and as Director of Applications and Technical Support for a hardware manufacturer (Commodore International).

Carolyn W. Getridge.    Carolyn W. Getridge has served as the Company’s Senior Vice President of Human Resources and Urban Development since completion of the Mergers in December 2009. She joined Voyager in 1997 as a member of the team that launched the company after a distinguished 30-year career in public education. Immediately prior to joining Voyager, Ms. Getridge was Superintendent of the Oakland Unified School District. Ms. Getridge also served as Associate Superintendent of Curriculum and Instruction in Oakland and as Director of Education Programs for the Alameda (CA) County Office of Education.

Vernon Johnson.    See narrative description under the caption “Continuing Directors — Class I” above.

Ronald Klausner.    See narrative description under the caption “Information about the Nominees” above.

George A. Logue.    George A. Logue serves as Executive Vice President and the President of Sopris, the Supplemental Solutions business unit of the Company, a position he has held since completion of the Mergers in December 2009. Mr. Logue previously served as the Executive Vice President of Cambium Learning, Inc., or CLI, from June 2003 to December 2009, and also has 30 years of education industry experience. Before joining CLI, Mr. Logue spent 18 years in various leadership roles with Houghton Mifflin Company. At Houghton Mifflin, Mr. Logue served as Executive Vice President of the School Division from 1996 to 2003. Prior to serving as Executive Vice President of Houghton Mifflin, Mr. Logue was Vice President for Sales and Marketing of Houghton Mifflin from 1994 to 1996.

PROPOSAL TWO

RATIFICATION OF WHITLEY PENN LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Whitley Penn LLP as the independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2012. Whitley Penn LLP audited the Company’s consolidated financial statements for each of the last three fiscal years.

The Board is asking the stockholders to ratify the appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although not required by law, by NASDAQ rules or by the Company’s bylaws, the Board is submitting the appointment of Whitley Penn LLP to the stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Whitley Penn LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF WHITLEY PENN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Audit and Non-Audit Services and Fees of Independent Registered Public Accounting Firm

	2011	2010
Audit fees(1)	$387,917	$559,315
Audit-related fees(2)	41,700	8,000
Tax fees	—	—
All other fees(3)	—	6,742

Total fees	$429,617	$574,057

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted of accounting consultations and attest services related to debt issuance and registration of securities.

(3)	All other fees consist of fees and expenses incurred in connection with a registration statement that was not completed.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The Audit Committee understands the need for Whitley Penn LLP, the Company’s independent registered public accounting firm, to maintain objectivity and independence in its audits of the Company’s financial statements. To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. Pursuant to this policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary compensation information for the year ended December 31, 2011 for the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers of the Company as of December 31, 2011, and (iv) former President who served as an Executive Officer until December 16, 2011, and would have been one of the three most highly compensated Executives for the last completed fiscal year. These persons are sometimes referred to elsewhere in this Proxy Statement as our “Named Executive Officers.”

With respect to 2009 compensation reported in the table below, we note that compensation attributable to the period from January 1, 2009 through December 8, 2009 (the closing date of the Mergers) was paid to Ronald Klausner, Bradley C. Almond, John Campbell and Todd W. Buchardt by Voyager or its affiliates, and was paid to David F. Cappellucci by Cambium Holdings or its affiliates. The 2009 compensation for each of the Named Executive Officers that is attributable to the period from December 9, 2009 through December 31, 2009 was paid by the Company or its affiliates.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Ronald Klausner	2011	557,925	$—	$—	$—	$—	$11,055	$568,980
Chief Executive Officer	2010	557,925	—	—	—	150,381	11,056	719,362
	2009	557,925	526,333	—	934,887	—	1,313,233	3,332,378

Bradley C. Almond	2011	250,000	—	—	—	—	5,710	255,710
Senior Vice President and	2010	250,000	25,000	—	—	50,000	5,339	330,339
Chief Financial Officer	2009	249,962	—	—	304,482	140,000	352,995	1,047,439

Vernon Johnson(4)	2011	26,154	—	—	338,399	—	267	364,820
President — Voyager Business

David F. Cappellucci(3)	2011	395,000	—	—	—	—	24,853	419,853
President	2010	403,750	—	—	—	118,500	7,134	529,384
	2009	217,462	250,000	—	730,758	—	9,631	1,207,851

John Campbell	2011	300,000	—	—	—	50,400	7,392	357,792
Senior Vice President and	2010	299,953	—	—	—	128,700	6,816	435,469
President, Cambium Learning Technologies	2009	297,287	—	—	365,379	234,878	273,763	1,171,307

Todd W. Buchardt	2011	320,850	—	—	—	—	6,905	327,755
Senior Vice President,	2010	320,785	—	—	160,603	66,000	6,905	554,293
General Counsel	2009	316,704	148,328	—	—	—	246,657	711,689

(1)	The amounts reported in this column for each Named Executive Officer reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for awards granted in fiscal years 2009, 2010 and 2011. These are not amounts paid to or realized by the individuals, and no such amounts were paid to the individuals in 2009, 2010 and 2011. These values were calculated using Black-Scholes option-pricing model with the following assumptions: expected stock volatility of 35%; risk free rate(s) of 1.33% - 2.87%; expected years until exercise using the simplified method of 6.25 years; and a dividend yield of 0%. However, pursuant to SEC rules, the amounts above do not reflect any assumption that a portion of the awards will be forfeited. Additional information regarding outstanding stock options held by the Named Executive Officers is set forth in the Outstanding Equity Awards at Fiscal Year-End table.

(2)	See the All Other Compensation Table (and footnotes thereto) for details.

(3)	Mr. Cappellucci’s employment with the Company terminated effective December 16, 2011.

(4)	Dr. Johnson became an employee of the Company effective December 1, 2011.

The following table sets forth additional detail regarding the amounts reported under the “All Other Compensation” column of the Summary Compensation Table, above.

ALL OTHER COMPENSATION TABLE

Name	Year	Life Insurance Premiums	Company Contributions to 401(k)	Cash Awards in lieu of SERP(1)	Change in Control/Retention Awards		Other Perq and Personal Benefits	Total
Ronald Klausner	2011	$6,155	$4,900	$—	$—		$—	$11,055
	2010	6,156	4,900	—	—		—	11,056
	2009	6,160	7,350	—	1,299,723	(2)	—	1,313.233

Bradley C. Almond	2011	810	4,900	—	—		—	5,710
	2010	439	4,900	—	—		—	5,339
	2009	645	7,350	—	345,000	(3)	—	352,995

Vernon Johnson	2011	267	—	—	—		—	267

David F. Cappellucci	2011	4,459	4,900	—	—		15,494	24,853
	2010	1,912	4,900	—	—		322	7,134
	2009	469	9,162	—	—		—	9,631

John Campbell	2011	2,492	4,900	—	—		—	7,392
	2010	1,916	4,900	—	—		—	6,816
	2009	913	7,350	—	265,500	(5)	—	273,763

Todd Buchardt	2011	2,005	4,900	—	—		—	6,905
	2010	2,005	4,900	—	—		—	6,905
	2009	1,982	7,350	88,997	148,328	(6)		246,657

(1)	Represents cash that would otherwise have been contributed to the executive’s supplemental executive retirement plan (SERP) benefits account under Voyager’s legacy executive deferred compensation plan, but was distributed directly to the executive as a current cash payment.

(2)	Pursuant to Mr. Klausner’s employment agreement, he received change in control bonuses in June 2010, of $225,573, representing the excess of his guaranteed bonus over his 2009 bonus paid in March 2010, and $805,612, and a retention bonus of $268,538 paid in December, 2010.

(3)	Represents an acceleration of Mr. Almond’s long term incentive plan award for $145,000 paid at the effective time of the Mergers and a change in control bonus of $200,000 paid in March 2010.

(4)	Includes $15,192 of earned but unused vacation pay as of Mr. Cappellucci’s date of termination.

(5)	Represents a change in control award paid to Mr. Campbell in March 2010.

(6)	Represents a retention award paid to Mr. Buchardt in December 2009.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards to our Named Executive Officers under the Equity Compensation Plan and our annual performance bonus plan.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Ronald Klausner	3/13/2012	$112,786	$375,952	$751,905
Bradley C. Almond	3/13/2012	37,500	125,000	250,000
Vernon Johnson	3/13/2012	60,000	200,000	300,000
	12/01/2011					500,000	4.50	$338,399
David F. Cappellucci		—	—	—
John Campbell	3/13/2012	54,000	180,000	360,000
Todd W. Buchardt	3/13/2012	45,000	150,000	300,000

Equity Incentive Awards Outstanding at Fiscal Year End

The following table lists the outstanding stock option awards held by our Named Executive Officers as of December 31, 2011. No awards of restricted stock have been granted to any of our Named Executive Officers as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ronald Klausner	200,000	—	—	8.55	4/24/2012
	289,913	272,587	—	4.50	12/8/2019
	96,638	90,862	—	6.50	12/8/2019

Bradley C. Almond	93,750	93,750	—	4.50	12/8/2019
	31,250	31,250	—	6.50	12/8/2019

Vernon Johnson	10,267	489,733		4.50	12/01/2021

David F. Cappellucci	227,310	—	—	4.50	12/16/2012
	75,770	—	—	6.50	12/16/2012

John Campbell	112,500	112,500	—	4.50	12/8/2019
	37,500	37,500	—	6.50	12/8/2019

Todd W. Buchardt	65,625	65,625	—	4.50	1/27/2020
	21,875	21,875	—	6.50	1/27/2020

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control under Employment Agreements

Certain of the Named Executive Officers’ employment agreements provide for severance payments or other compensation upon the termination of the Named Executive Officer’s employment or a change in control with respect to the Company or certain of its subsidiaries. See narrative description under the caption “Employment Arrangements” below for additional information.

Estimated Payments Upon Termination or Change in Control

The following table shows potential payments to the Company’s Named Executive Officers under existing employment agreements, plans or arrangements in connection with a termination of employment or change in control with respect to the Company. The following table assumes a December 31, 2011 termination or change in control date, and uses the closing price of the Company’s common stock on December 31, 2011 ($3.02). The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers. The actual amounts would only be known at the time they become due and would only be payable upon the termination of employment or change in control.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE OF CONTROL TABLE

Name	Benefit	Non-Change of Control Termination w/o Cause or for Good Reason ($)	Change of Control Termination w/o Cause or for Good Reason ($)
Ronald Klausner	Severance(1)	537,075	537,075
	Annual Incentive(2)	—	—
	Benefit Continuation(3)	30,148	30,148
	Total	567,223	567,223
Bradley C. Almond	Severance(1)	250,000	250,000
	Annual Incentive(2)	—	—
	Benefit Continuation(3)	15,784	15,784
	Total	265,784	265,784
David F. Cappellucci(4)	Severance(1)	—	—
	Annual Incentive(2)	—	—
	Benefit Continuation(3)	—	—
	Total	—	—
John Campbell	Severance(1)	300,000	300,000
	Annual Incentive(2)	50,400	50,400
	Benefit Continuation(3)	15,074	15,074
	Total	365,474	365,474
Todd W. Buchardt	Severance(1)	300,000	300,000
	Annual Incentive(2)	—	—
	Benefit Continuation(3)	22,611	22,611
	Total	322,611	322,611
Vernon Johnson	Severance(1) Annual Incentive(2) Benefit Continuation(3) Total	400,000 — 11,831 411,831	400,000 — 11,831 411,831

(1)	Severance is calculated pursuant to the individual’s respective employment agreement as though the event occurred on December 31, 2011.

(2)	These amounts assume that the effective date of termination is December 31, 2011, and that the pro-rata payment under the annual incentive is equal to the award paid for the year.

(3)	The benefit continuation number is an estimate of the cost of health coverage continuation for the severance period applicable to the particular individual.

(4)	Mr. Cappellucci terminated his employment with the Company on December 16, 2011. See explanatory note below.

Mr. Cappellucci

On December 20, 2011, the Company entered into an Agreement and General Release (the “Agreement”) with David Cappellucci. Mr. Cappellucci served as our President and a member of the Board until December 16, 2011 (the “Separation Date”). Consistent with Mr. Cappellucci’s Employment Agreement dated April 12, 2007, as amended June 26, 2009, he is receiving additional payments totaling 150% of his $395,000 base salary over the 24 month period following his separation from the Company and is entitled to benefits continuation over the same 24 month period. In accordance with Internal Revenue Code Section 409A, payments under the Agreement will not begin until the earlier of (i) the expiration of the six-month period measured from the Separation Date or (ii) the date of the employee’s death.

Additionally, Mr. Cappellucci is entitled to exercise, for a period of one year following the Separation Date, options vested and outstanding as of the Separation Date with respect to 75,770 shares of Company Common Stock at an exercise price per share of $6.50 and 227,310 shares of Common Stock at an exercise price per share of $4.50.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to the Company’s equity compensation plans in effect as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(1)
	(In thousands, except per-share amounts)
Equity compensation plans approved by security holders	4,268	5.10	676
Equity compensation plans not approved by security holders	—	—	—
Total	4,268	5.10	676

(1)	Excludes securities reflected in the first column, “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights,” and outstanding shares of restricted stock.

Employment Arrangements

The Company or its subsidiaries are parties to certain employment agreements or arrangements with the Named Executive Officers listed in the Summary Compensation Table. The following is a summary of the key terms of these employment arrangements with the Named Executive Officers.

Ronald Klausner

Letter agreement.    Mr. Klausner is party to a letter agreement with Voyager, dated April 9, 2009, which agreement was amended on August 13, 2009 by an amendment dated as of August 7, 2009, to, among other things, assign the agreement to the Company at the effective time of the Mergers. We refer to this letter agreement, as amended, as the “Klausner Agreement.” The Klausner Agreement provides that Mr. Klausner will serve the Company as its Chief Executive Officer and for Mr. Klausner to be nominated for election to the Board for so long as he remains Chief Executive Officer of the Company.

Salary; bonus.    The Klausner Agreement provides for an initial annual base salary of $557,875; however, solely for purposes of calculating certain bonuses, severance payments and other benefit entitlements, the Klausner Agreement provides for an annual base salary of $537,075, which lower amount we refer to as Mr. Klausner’s base salary. The Klausner Agreement also provides for an annual bonus opportunity with a target payment of 70% of base salary and a maximum payment of 140% of base salary, subject to the attainment of pre-established performance goals.

Payments in connection with the Mergers.    Pursuant to the Klausner Agreement, as Mr. Klausner was not terminated for cause or resigned other than for good reason on or before June 8, 2010, he received a 2009 Change in Control Bonus Payment in the amount of $225,573 and a Change in Control Payment in the amount of $805,612. In addition, as Mr. Klausner was not terminated for cause or resigned other than for good reason on or before December 8, 2010, he received a retention bonus in the amount of $268,538.

Employee benefits.    The Klausner Agreement also provides that Mr. Klausner may participate in the Company’s employee benefit plans, executive compensation and executive perquisite arrangements. The Klausner Agreement also provides Mr. Klausner with indemnification with respect to certain “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code.

Severance benefits.    In the event Mr. Klausner’s employment is terminated by the Company without cause, or if he resigns for good reason, he is entitled to certain severance benefits. If such an event occurs on or after

January 1, 2011, he will receive (x) salary continuation payments for a period of one year, and (y) a pro rata bonus for the year in which such termination occurs, but determined based upon the Company’s actual performance as compared to applicable performance targets and paid at the later of the effective date of a release of claims, and the date bonuses for such year are paid to other executives of the Company. In addition, upon such an event, Mr. Klausner would be eligible to receive continued medical, dental and vision benefits on terms similar to those applicable to active employees of the Company for a period of 18 months. As a precondition to his receipt of such benefits, Mr. Klausner is required to deliver a general release of claims to the Company.

Equity compensation.    With respect to Mr. Klausner’s stock appreciation rights, granted as of April 24, 2007, relating to 300,000 shares of Voyager common stock, at the effective time of the Mergers, (i) rights with respect to 200,000 shares were retained by Mr. Klausner and equitably adjusted and converted into rights relating to 200,000 shares of the Company’s common stock, in accordance with the terms of the Merger Agreement, and (ii) rights with respect to 100,000 shares were terminated. In addition, Mr. Klausner was granted options to purchase 750,000 shares of the Company’s common stock under the Equity Incentive Plan at the effective time of the Mergers. These stock options vest ratably daily over a four-year period, subject to earlier vesting upon a change of control of the Company. Seventy-five percent of these options have a per-share exercise price equal to $4.50 and 25% of these options have an exercise price equal to $6.50. Upon Mr. Klausner’s resignation, other than for good reason, or upon his termination for cause, all of his vested and unvested option and equity awards will terminate.

Restrictive covenants.    For a period of 24 months following Mr. Klausner’s termination of employment, he is restricted from (i) soliciting, calling or contracting with certain customers of the Company or its subsidiaries, (ii) participating in the development or support of certain products which compete with, or can be used for the same purposes as, the products of the Company or its subsidiaries, (iii) being engaged by any entity that manufacturers or sells products that compete with the products of the Company or its subsidiaries or (iv) soliciting employees of the Company or its subsidiaries.

Vernon Johnson

Letter agreement.    Dr. Johnson is a party to a letter agreement with the Company dated November 20, 2011. We refer to this letter agreement as the “Johnson Agreement.” The Johnson Agreement provides that Dr. Johnson will serve the Company as its President of the Voyager business unit and for Dr. Johnson to serve as a director of the Company.

Salary; bonus.    The Johnson Agreement provides for an initial annual base salary of $400,000. The Johnson Agreement also provides for an annual bonus opportunity with a target payment of 50% of base salary and a maximum payment of 150% of target, subject to the attainment of pre-established performance goals.

Employee benefits.    The Johnson Agreement also provides that Dr. Johnson may participate in the Company’s employee benefit plans, executive compensation and executive perquisite arrangements.

Severance benefits.    In the event Dr. Johnson’s employment is terminated by the Company without cause, or if he resigns for good reason, he is entitled to certain severance benefits. These benefits are (x) salary continuation payments for a period of twelve months, and (y) continuation of health benefits at active employee rates for twelve months. As a precondition to his receipt of such benefits, Dr. Johnson is required to deliver a general release of claims to the Company.

Equity compensation.    Dr. Johnson was granted options to purchase 500,000 shares of the Company’s common stock under the Equity Incentive Plan. These stock options vest ratably daily over a four-year period, subject to earlier vesting upon a change of control of the Company. These options have a per-share exercise price equal to $4.50. Upon Dr. Johnson’s resignation, other than for good reason, or upon his termination for cause, all of his vested and unvested option awards will terminate.

Restrictive covenants.    For a period of twelve months following Dr. Johnson’s termination of employment, he is restricted from (i) soliciting, calling or contracting with certain customers of the Company or its subsidiaries, (ii) participating in the development or support of certain products which compete with, or can be used for the same purposes as, the products of the Company or its subsidiaries, (iii) being engaged by any entity that manufacturers or sells products that compete with the products of the Company or its subsidiaries or (iv) soliciting employees of the Company or its subsidiaries.

Bradley C. Almond

Employment Terms.    Mr. Almond is party to an employment terms letter with Voyager, dated June 19, 2009, to, among other things, provide for payments and other benefits in the following circumstances: (i) upon a change in control; (ii) in the event Mr. Almond is terminated by Voyager without cause; (iii) in the event Mr. Almond is terminated by Voyager with cause or (iv) in the event Mr. Almond decides to terminate his employment for good reason at any other time. We refer to this employment terms letter as the “Almond Agreement.”

Acceleration of Long-Term Incentive Plan Awards.    The Almond Agreement provided for a cash Long Term Incentive Plan, or LTIP, award equal to $100,000 paid on November 14, 2009 and $45,000 paid on November 14, 2010.

Change in Control LTIP Payment.    As a result of the Mergers, all outstanding LTIP payment awards accelerated and were paid to Mr. Almond as of the closing of the Mergers.

Regular Severance Benefits.    If Mr. Almond is terminated without cause or resigns for good reason at any time, he is entitled to (i) salary continuation in an amount equal to the sum of his then current base salary for 12 months; (ii) an amount equal to accrued but unused vacation days; and (iii) until the earlier of (x) 12 months from the date of termination or (y) the date on which Mr. Almond commences other employment which offers benefits substantially similar to, or better than, those provided by Voyager to its active employees, continuation in Voyager’s medical, dental and vision plans.

Change in Control Bonus Payment.    In connection with the Mergers, Mr. Almond was paid a change in control bonus on March 1, 2010 in the amount of $200,000.

John Campbell

Employment Terms.    Mr. Campbell is party to an employment terms letter with Voyager, dated March 3, 2009, to, among other things, provide for (i) enhanced severance benefits and (ii) payments and other benefits upon a change in control. We refer to this employment terms letter as the “Campbell Agreement.”

Enhanced Severance Benefits.    Mr. Campbell is entitled to receive enhanced severance benefits if he is involuntarily terminated without cause equal to 12 months of his base salary.

Change in Control Bonus Payment.    In connection with the Mergers, Mr. Campbell was paid a change in control bonus on March 1, 2010 in the amount of $265,500.

Todd W. Buchardt

Employment Terms.    Mr. Buchardt is party to an employment terms letter with Voyager, dated July 13, 2006 which agreement was amended on May 8, 2009, to, among other things, provide for conditions regarding Mr. Buchardt’s continued employment with Voyager and the compensation relating thereto. We refer to this employment letter as the “Buchardt Agreement.”

Transition Period.    Pursuant to the terms of the Buchardt Agreement, Mr. Buchardt agrees to remain employed by Voyager from the date of the Buchardt Agreement until the earlier of: (i) the date of Mr. Buchardt’s resignation or (ii) the date that in which Voyager terminates Mr. Buchardt’s employment.

Severance Benefits.     In the event Mr. Buchardt’s employment is terminated by the Company without cause, or if he resigns for good reason, he is entitled to receive the following severance benefits: (i) a lump sum severance payment in an amount equal to 100% of his then current base salary; (ii) continuation in the Company’s medical, dental and vision plans for a period of 18 months; and (iii) a “gross-up” payment to cover any taxes imposed on the continuation of benefits, if any, including the tax reimbursement itself.

280G Payment.    If any “golden parachute” excise taxes are triggered by payments made by the Company to Mr. Buchardt, a “gross-up” payment will be paid to Mr. Buchardt to make him whole for any federal excise tax imposed on any change in control or severance payments or benefits received by Mr. Buchardt.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The primary objectives of our compensation programs are:

•	that they be fair, objective and consistent across the employee population;

•	that compensation be directly and substantially linked to measurable corporate and individual performance; and

•	that compensation remains competitive, so that we can attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our success.

We seek to foster a culture where individual performance is aligned with organizational objectives. We evaluate and reward our executive officers based on the comparable market compensation for their respective positions in the Company and an evaluation of their contributions to the achievement of short- and long-term organizational goals. Executive compensation is reviewed annually, and adjustments are made to reflect performance-based factors and competitive conditions.

The goal of the Company’s executive compensation program is to enhance the Company’s long-term profitability and share value by retaining and, where necessary, attracting experienced and highly skilled management personnel. The Company’s executive compensation program is designed to meet this goal by providing competitive levels of compensation that integrate pay with the Company’s short-term and long-term performance goals, rewarding corporate performance and recognizing individual initiative and achievement.

Compensation Determinations; “Controlled Company” Status

As noted elsewhere in this Proxy Statement, the Company is a “controlled company” as defined in NASDAQ Rule 5615(c)(2) because VSS-Cambium Holdings III, LLC holds more than 50% of the Company’s voting power. As a “controlled company,” the Company among other things, is not required to have a compensation committee comprised solely of independent directors. Thus, compensation determinations have generally been made by our entire Board. On occasion, the Board has met with members of our management team, including Messrs. Klausner and Cappellucci, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors.

On February 9, 2012, the Board created a Compensation Committee. While the Compensation Committee was responsible for determining the 2012 base salaries for our Named Executive Officers, the Board of Directors determined the 2011 incentive compensation awards. Going forward, our Compensation Committee will have responsibility for implementing our entire compensation program.

Compensation Components

The Company’s executive compensation program consists of two principal components: base salary and incentive compensation awards, which may be comprised of cash awards, equity awards or both. In addition, the Company provides limited perquisites and other compensation to the Named Executive Officers, which are described in greater detail below. While the compensation packages for each of the Named Executive Officers contains base salary, incentive compensation and perquisite components, the compensation package for each Named Executive Officer is uniquely designed to retain that Named Executive Officer and to compensate him for his individual performance and, where appropriate, for Company performance as well as to create incentive for future performance. The Board combines the elements of compensation for each of the Named Executive Officers in a manner it believes optimizes that Named Executive Officer’s contribution to the Company. Our Named Executive Officers are also entitled to receive other customary employee benefits.

Our cash compensation goals for our Named Executive Officers are based upon the following principles:

•	Salary should be positioned to reflect each individual’s experience, performance and potential;

•	A significant portion of cash compensation should be “at risk;” and

•	The amount of annual discretionary performance bonuses is based on growth of orders volume, compared with the prior year, and the adjusted EBITDA results.

Base Salary

Base salaries are used to provide a fixed amount of compensation for an executive’s work. Although often initially established in each Named Executive Officer’s respective employment agreement, the salaries of Named Executive Officers are reviewed on an annual basis, as well as at the time of promotion or other change in responsibilities. Increases in base salary are based on an evaluation of the individual’s performance and, once increased to an established specified rate, generally will not be reduced below that specified rate.

In formulating base salary recommendations for the Company’s executive officers for the following year, the Compensation Committee reviews each executive officer’s current base salary, individual achievements and contributions, the Company’s financial results, competitive market data, and the Compensation Committee’s expectations for the executive officers for that particular year. The criteria used to establish financial performance targets include, among other things, EBITDA, revenue growth and unlevered free cash flow.

For fiscal year 2012, the Compensation Committee, using the above criteria, determined that our Named Executive Officers will not receive an adjustment to their base salaries.

Incentive Compensation Awards

Cash Incentive Awards.    In addition to base salary compensation, the Company’s Named Executive Officers also may be awarded cash bonuses for achieving certain performance levels. These bonuses are based on various quantitative and qualitative performance criteria and are designed to attract and retain qualified individuals and also to encourage them to meet the Company’s desired performance goals. We have an annual discretionary performance bonus program for our Named Executive Officers and other personnel pursuant to which cash payments may be made based on the Company’s performance in the applicable fiscal year. In March 2011, the Board set the annual target bonus levels as a percentage of base salary for the Named Executive Officers. Target bonuses are calculated based upon a matrix of growth in orders volume and adjusted EBITDA. For example, at 4% orders volume growth and 4% adjusted EBITDA growth, an individual would receive 100% of his or her target bonus. At 8.4% orders volume growth and 9% adjusted EBITDA growth, an individual would receive 150% of his or her target bonus.

In 2011, of the Named Executive Officers, only Mr. Campbell earned a target bonus of approximately 28%. Mssrs. Klausner, Almond, Buchardt and Cappellucci received no target bonus. As Mr. Johnson became an employee of the Company effective December 1, 2011, he did not participate in the incentive compensation awards for 2011.

Payments under this bonus program are made annually.

Equity Incentive Awards.    The Company provides long-term executive compensation incentives that may be in the form of stock option awards, stock appreciation rights and/or restricted stock to more closely align the interests of management with the Company’s stockholders. The Board believes that grants of stock option awards, stock appreciation rights and/or restricted stock are an effective means of advancing the long-term interests of the Company’s stockholders by integrating executive compensation with the long-term value of the Company’s common stock. Grants of equity incentive awards to the Company’s Named Executive Officers are made pursuant to the Equity Incentive Plan. Stock options are granted under the Equity Incentive Plan at the prevailing market price on the date of grant and are valuable to the Named Executive Officers only if the Company’s common stock appreciates. We believe that equity-based compensation promotes and encourages long-term successful performance by our Named Executive Officers that is aligned with the organization’s goals and the generation of stockholder value.

Our equity compensation goals for our Named Executive Officers and other employees are based upon the following principles:

•	Stockholder and executive interests should be aligned;

•	Key and high-performing employees, who have a demonstrable impact on our performance and/or stockholder value, should be rewarded;

•	The program should be structured to provide meaningful retention incentives to participants;

•	The equity grants should reflect each individual’s experience, performance and potential and the duties and responsibilities of his or her respective position; and

•	Actual awards should be tailored to reflect individual performance and attraction/retention goals.

The Board granted stock options to certain of the Company’s Named Executive Officers effective as of December 8, 2009, in connection with completion of the Mergers (in the case of Messrs. Klausner, Cappellucci, Almond and Campbell), on January 27, 2010 (in the case of Mr. Buchardt), and on December 1, 2011 to Dr. Johnson as the new president of the Voyager business. At the time these awards were granted, the unvested stock options of each of our Named Executive Officers had exercise prices that were higher than the then-current per-share price of our common stock. Each of these awards was issued for the purpose of retaining the individual recipient and increasing the value of the Company.

Except for Dr. Johnson’s options that were granted in December 2011, each of the stock option awards described in the preceding paragraph has a vesting commencement date of December 8, 2009, a term of ten years. Dr. Johnson’s option award has a vesting commencement date of December 1, 2011. Messrs. Klausner and Johnson options vest on a daily basis ratably over four years. Messrs. Almond, Buchardt and Campbell options vest in four equal annual installments commencing on December 8, 2010, subject to the option holder continuing to provide services to the Company through each such date. Mr. Cappellucci’s unvested options were terminated as of his termination date with the Company.

Except for the grant of stock options awarded to Dr. Johnson, the Board did not grant any stock option awards, stock appreciation rights and/or restricted stock to the Named Executive Officers in fiscal years 2010 or 2011.

Perquisites, Benefits and Other Compensation

The Company provides limited perquisites to the Named Executive Officers, which may include life insurance and reimbursement of certain expenses. In addition, as part of the Company’s overall compensation program, Named Executive Officers are entitled to certain other benefits, including 401(k) plan, health, dental and vision insurance, life insurance, short- and long-term disability insurance, and flexible spending accounts. Compensation paid to the Named Executive Officers with respect to perquisites or such other compensation is included in the “All Other Compensation” column of the Summary Compensation Table if required under applicable SEC rules.

The Board believes that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

In addition, certain of the Company’s Named Executive Officers are also entitled to post-termination payments and/or payments in the event of a change-in-control of the Company. These benefits are discussed in more detail above under the captions “EXECUTIVE COMPENSATION — Employment Arrangements” and “EXECUTIVE COMPENSATION — Potential Payments Upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in its Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the Compensation Committee of the Board:

Harold O. Levy – Chairman of the Compensation Committee

Scott J. Troeller – Compensation Committee Member

Neil Weiner – Compensation Committee Member

ANNUAL REPORT

We will provide, without charge, a copy of our 2011 Annual Report on Form 10-K, including the financial statements contained therein, as filed with the SEC, upon written request from any person or entity that was a holder of record, or who represents in good faith that such person or entity was a beneficial owner, of our common stock as of March 19, 2012. We will also furnish a requesting stockholder with any exhibit not contained in our 2011 Annual Report on Form 10-K upon specific request. Any such requests should be addressed to our Secretary at Cambium Learning Group, Inc., 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Some banks, brokers and other nominees may be participating in the practice of householding, and will therefore send a single Notice or set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or other nominee that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive separate proxy solicitation materials, or if you are receiving multiple copies of the proxy solicitation materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or notify us if you are the record owner of your shares. You can notify us by sending a written request to the attention of our Secretary at Cambium Learning Group, Inc., 17855 N. Dallas Parkway, Suite 400, Dallas, Texas 75287, or call us at (214) 932-9500. In addition, if you are a stockholder as of the Record Date, we will deliver a separate copy of the Notice or proxy materials to you if you contact us at the above address or telephone number.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this Proxy Statement.

If any other matter or matters are properly brought before the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Todd W. Buchardt

Todd W. Buchardt

Secretary and General Counsel

Dallas, Texas

April 6, 2012

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

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The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
1. Election of directors to serve for a three-year term expiring at the 2015 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified:	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
01 Ron Klausner 02 Jeffrey T. Stevenson 03 Richard J. Surratt

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Ratification of the appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐ For ☐ Against ☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark box, sign, and indicate changes below: ☐	Date

Please keep signature(s) in the box.

Please sign exactly as your name(s) appears on this proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Entities should provide full entity name and title of authorized representative signing this proxy.

CAMBIUM LEARNING GROUP, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 16, 2012

8:30 a.m. (Central Time)

Offices of Cambium Learning Group, Inc.

17855 N. Dallas Parkway, Suite 400

Dallas, Texas 75287

Cambium Learning Group, Inc. 17855 N. Dallas Parkway, Suite 400 Dallas, Texas 75287	proxy

This proxy is solicited by the Board of Directors of Cambium Learning Group, Inc. for use at the 2012 Annual Meeting of Stockholders on May 16, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2 described on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Bradley C. Almond and Todd W. Buchardt, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting, including any motion to adjourn the meeting, and any adjournments or postponements of the meeting.

See reverse for voting instructions.